Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Elissa J. Lindsoe, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2008 FIRST QUARTER RESULTS

MINNEAPOLIS—October 24, 2007—Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2008 first quarter ended September 30, 2007. Revenue for the first quarter was $4.4 million, which is 20 percent lower than $5.4 million reported in the same period of fiscal 2007 and 10 percent less than $4.8 million reported in the fourth quarter of fiscal 2007. The revenue decline is driven primarily by reduced orders from direct office customers. During the first quarter, procedure kit average selling prices (ASPs) improved 2 percentage points from the prior quarter. Revenue from catheter sales to direct accounts constituted 46 percent of overall revenue in the first quarter of fiscal 2008 as compared to 51 percent in the fourth quarter of fiscal 2007. Third party mobile revenue represented approximately 13 percent of overall revenue compared to 9 percent of revenue in the fourth quarter of fiscal 2007. Revenue derived from the Urologix-owned Cooled ThermoTherapy mobile service constituted 40 percent of overall revenue in the first quarter of fiscal 2008 compared to 37 percent in the fourth quarter of fiscal 2007.

Net loss for the first quarter was $397,000, or $0.03 per diluted share, compared to net loss of $526,000 or $0.04 per diluted share, in the first quarter of fiscal 2007.

Gross profit for first quarter of fiscal 2008 was $2.7 million, or 63 percent of revenue, a 7 percentage point increase when compared to the same period last year. Reduced amortization and depreciation expense related to the fourth quarter of fiscal 2007 impairment of long-lived assets contributed 4 percentage points of the year-over-year improvement in the gross margin rate. The remaining 3 percentage point increase in the year-over-year gross margin rate was driven by improved manufacturing efficiencies and reduced period costs. First quarter operating expenses totaled $3.2 million, compared to $3.7 million in the prior-year quarter as the Company continues to prudently manage its expenses. Reduced amortization expenses related to the long-lived assets that were impaired in the fourth quarter of fiscal 2007 contributed $62,000 to the year-over-year reduction in operating expenses in addition to reduced headcount, variable expenses and reduced discretionary spending.

“The results of our first quarter in fiscal 2008 again highlight the importance of refreshment of our product portfolio; our highest priority for over a year,” said Fred B. Parks, chairman and chief executive officer of Urologix, “Revenue growth is expected as catheter innovations hit the marketplace in our fourth quarter, a target date subject to customary regulatory risks. Additionally, we believe that in our fourth quarter of fiscal 2008 we will experience our first significant order from Greater China. Accordingly, with the exception of product development, we will continue to control expenses while closely managing our cash outflow. Product development will be fully resourced until the innovations are introduced to the marketplace. Details of product development activities will be presented at our shareholders’ meeting on November 6, 2007.”

Cash and cash equivalents decreased to $12.0 million at September 30, 2007 from $12.3 million at June 30, 2007, due primarily to the loss reported in the first quarter.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2008 first quarter results on Thursday, October 25, at 8:00 a.m. Central Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. Additionally, Urologix is currently developing CoolMax(TM), its next generation microwave catheter for in-office BPH treatment. All of Urologix’ products utilize Cooled ThermoTherapy(TM)—targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort—and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2007	2006
Sales	$4,351	$5,415
Cost of goods sold	1,629	2,410

Gross profit	2,722	3,005

Costs and expenses:
Selling, general and administrative	2,501	2,973
Research and development	678	616
Amortization of identifiable intangible assets	9	71

Total costs and expenses	3,188	3,660

Operating loss	(466)	(655)
Interest income	143	129

Loss before income taxes	(323)	(526)
Income tax expense	74	—

Net loss	$(397)	$(526)

Net loss per common share—basic	$(0.03)	$(0.04)

Net loss per common share—diluted	$(0.03)	$(0.04)

Weighted average number of common shares outstanding—basic	14,333	14,330

Weighted average number of common shares outstanding—diluted	14,333	14,330

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	Sept. 30, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$11,980	$12,250
Accounts receivable, net	3,656	4,071
Inventories	2,296	2,421
Prepaids and other current assets	355	40

Total current assets	18,287	18,782

Property and equipment:
Property and equipment	12,498	12,306
Less accumulated depreciation	(10,235)	(9,973)

Property and equipment, net	2,263	2,333
Other assets	908	1,034
Goodwill	10,193	10,193
Identifiable intangible assets, net	294	311

Total assets	$31,945	$32,653

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$752	$948
Accrued compensation	625	756
Deferred income	223	229
Other accrued expenses	556	782

Total current liabilities	2,156	2,715
Deferred tax liability	1,593	1,519
Deferred income	493	544

Total liabilities	4,242	4,778

Shareholders’ equity:
Common stock	143	143
Additional paid-in capital	112,770	112,545
Accumulated deficit	(85,210)	(84,813)

Total shareholders’ equity	27,703	27,875

Total liabilities and shareholders’ equity	$31,945	$32,653

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